EXHIBIT 107.1
Calculation of Filing Fee Table
Form 424B5
(Form Type)
Enterprise Products Operating LLC
(Exact Name of Registrant as Specified in its Charter)
Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Security	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Debt	4.95% Senior Notes due 2035	Rule 457(r) (1)	1,100,000,000	99.400%	$1,093,400,000	0.0001476	$161,386.00
Fees to Be Paid	Debt	5.55% Senior Notes due 2055	Rule 457(r) (1)	1,400,000,000	99.663%	$1,395,282,000	0.0001476	$205,944.00
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities
	Total Offering Amounts					$2,488,682,000		$367,330.00
	Total Fees Previously Paid							0
	Total Fee Offsets							0
	Net Fee Due							$367,330.00

(1)
The registration fee table shall be deemed to update the “Calculation of Registration Fee” table in the Company’s Registration Statement on Form S-3ASR (File No. 333-261416-01) in accordance with Rule 456(b) and 457(r) under the Securities Act of 1933, as amended.